Exhibit (d)(62)
PACIFIC SELECT FUND
AMENDMENT TO THE PORTFOLIO MANAGEMENT AGREEMENT
     The Portfolio Management Agreement (the “Agreement”) made the 1st day of May, 2003 by and among Pacific Life Insurance Company (“Investment Adviser”), a Nebraska corporation, Morgan Stanley Investment Management Inc., a Delaware corporation, doing business as Van Kampen (“Portfolio Manager”), and Pacific Select Fund, a Massachusetts business trust (“Fund”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 4th day of October, 2005.
W I T N E S S E T H
     WHEREAS, the Portfolio Manager currently serves as an investment sub-adviser to the Fund, pursuant to the Agreement, as may be amended thereafter; and
     WHEREAS, the Portfolio Manager and the Investment Adviser wish to amend certain provisions of the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
1. Section 2 of the Agreement, Portfolio Manager Duties, is amended to add the following:
     A. If requested, the Portfolio Manager agrees to provide certifications (each, a “Sub-Certification”) to the principal executive and financial officers of the Fund (the “Certifying Officers”) that correspond to and/or support the certifications required to be made by the Certifying Officers under the Sarbanes-Oxley Act of 2002 in connection with the preparation and filing of the Fund’s Form N-CSR in such form and content as the Investment Adviser and Portfolio Manager shall reasonably agree from time to time. Such Sub-Certifications shall at all times be limited to matters directly relating to the services to be provided by, and the obligations of, the Portfolio Manager hereunder.
     B. In performance of its duties and obligations under this Agreement, the Portfolio Manager will not consult with any other portfolio manager to the Portfolios or portfolio manager to a portfolio that is under common control with the Portfolios concerning transactions in the securities and other assets of the Portfolios allocated to the Portfolio Manager pursuant to the Agreement, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.
     C. Portfolio Manager will exercise voting rights on portfolio securities held by a Portfolio in accordance with written policies and procedures adopted by the Portfolio Manager, as may be amended from time to time (“Proxy Voting Policies and Procedures”), which at all times shall comply with the requirements under applicable law and the guidance provided in Investment Company Act Release No. 25922 (Jan 31, 2003) (the “Adopting Release”) and other applicable authority of the SEC and its staff as applicable and as may be issued from time to time, including, without limitation, (i) the requirement that such policies and procedures address how a Portfolio will determine how to vote when a matter presents a conflict of interest; and (ii) proxy record keeping procedures. The Portfolio Manager shall vote proxies on behalf of a Portfolio in a manner deemed by the Portfolio Manager to be in the best interests of the Portfolio pursuant to the Portfolio Manager’s Proxy Voting Policies and Procedures. The Portfolio Manager shall report to the Investment Adviser, upon reasonable request and in a timely manner, a record of all proxies voted in accordance with the form and format required under the Adopting Release or as the Investment Adviser may reasonably request. The Portfolio Manager shall certify at least annually, or more often as may reasonably be requested by the Investment Adviser, as to its Proxy Voting Policies and Procedures, the Adopting Release, and other applicable authority of the SEC and its staff, if any.
     The Portfolio Manager acknowledges and agrees that the Fund may provide disclosure, notices, and information concerning the availability of the Portfolio Manager’s Proxy Voting Policies and Procedures and shall disclose the voting record of each Portfolio, as required under applicable law.
     D. Upon reasonable request by the Investment Adviser, Portfolio Manager agrees to reimburse the Investment Adviser for certain costs (“Reimbursable Costs”) associated with certain supplements (“Supplements”) as described herein. Such Supplements are those generated due to changes by Portfolio Manager requiring immediate disclosure in the prospectus of the Fund for which, at the time of notification by Portfolio Manager to Investment Adviser of such changes, no supplement is being generated for other purposes. Reimbursable Costs include reasonable costs of preparation, filing, printing, and/or distribution of such Supplements to all existing variable product contract and policy holders that are eligible to use the Fund as their underlying investment vehicle. Such changes by Portfolio Manager include, but are not limited to, material changes to its structure, investment personnel, and investment style or management that require immediate disclosure in the Fund’s prospectus. Such changes will not be unreasonably withheld from a pending supplement not yet filed with the SEC.
2. Except as provided herein, the Agreement shall remain in full force and effect. This Amendment and the Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. Defined terms used in this Amendment shall have the respective meanings specified in the Agreement.
3. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall be binding upon the parties and their respective successors and assigns.
4. This Amendment shall be effective as of the date written above.
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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Thomas C. Sutton	By:	/s/ Audrey L. Milfs

Name:	Thomas C. Sutton	Name:	Audrey L. Milfs

Title:	Chairman & Chief Executive Officer	Title:	Secretary

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:		By:	/s/ Michael P. Kiley

Name:		Name:	Michael P. Kiley

Title:		Title:	Managing Director

PACIFIC SELECT FUND

By:	/s/ Thomas C. Sutton	By:	/s/ Audrey L. Milfs

Name:	Thomas C. Sutton	Name:	Audrey L. Milfs

Title:	Chairman & Chief Executive Officer	Title:	Secretary